UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 5, 2014

DiMi Telematics International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52759 (Commission File Number)	20-4743354 (IRS Employer Identification No.)

290 Lenox Avenue, New York, NY  10027
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (855) 633 - 3738

Former name, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 12, 2013, the Board of Directors and majority of DiMi Telematics International, Inc.’s (the “Company”) stockholders approved an amendment of the Company’s Articles of Incorporation to: (i) authorize the issuance of 800,000,000 shares of common stock, $0.001 par value (the “Increase”), and (ii) to effect a 1 for 100 reverse stock split of the Company’s outstanding common stock (the “Reverse Split”). The Company filed a Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State on February18, 2014 in order to effectuate the Increase and the Reverse Split.

The Reverse Split became effective on the OTC Bulletin Board (the “OTCBB”) on February 24, 2014, having been approved by the Financial Industry Regulatory Authority, Inc. (“FINRA”) on February 20, 2014. As a result of the Reverse Split, each one hundred (100) shares of common stock issued and outstanding prior to the Reverse Split has been converted into one (1) share of common stock, with all fractional shares rounded up to the nearest whole number thereof and all options, warrants, and any other similar instruments convertible into, or exchangeable or exercisable for, shares of common stock have been adjusted accordingly.

Beginning with the opening of the OTCBB on February 24, 2014, the Company’s common stock will commence quoting on the OTCBB on a post reverse stock split basis. Also on February 24, 2014, to indicate the reverse stock split, the OTCBB will append a “D” to the Company’s trading symbol and for a period of 20 business days, the Company’s common stock will be reported under the symbol “DIMID.” The par value and other terms of Company’s common stock were not affected by the Reverse Split. After the 20 business days, the Company’s trading symbol will revert to “DIMI.”

This Item, including the description herein of the Certificate of Amendment to Articles of Incorporation, are qualified in their entirety by reference to the Certificate of Amendment to Articles of Incorporation, a copy of which is hereby included as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The information in the Exhibit Index hereto is hereby incorporated herein by reference.

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DiMi Telematics International, Inc.

Date: March 5, 2014	By:	/s/ Barry Tenzer
Barry Tenzer President